Exhibit (a)(5)(D)

Presentation Regarding the Offer to Acquire Jos. A. Bank January 6, 2014

Cautionary note regarding forward-looking statements This presentation contains forward-looking information. Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations. These statements also include assumptions about our offer to acquire Jos. A. Bank (including its benefits, results, effects and timing) that may not be realized. Risks and uncertainties related to the proposed transaction include, among others: in the event a definitive transaction agreement is executed, the risk that Jos. A. Bank’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained, the risk that the other conditions to the closing of the transaction are not satisfied; and, in the event the transaction is consummated, risks related to the costs and difficulties related to the integration of Jos. A. Bank’s businesses and operations with Men’s Wearhouse’s business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; and the inability to retain key personnel. Other factors that may impact the forward-looking statements are described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q. Men’s Wearhouse is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise. For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com , www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk. 2

Additional Information On January 6, 2014, Java Corp. (“Purchaser”), a wholly owned subsidiary of The Men’s Wearhouse, Inc. (“Men’s Wearhouse” or “MW”), commenced a cash tender offer for all outstanding shares of common stock of Jos. A. Bank Clothiers, Inc. (“Jos. A. Bank” or “JOSB”) not already owned by Men’s Wearhouse or any of its subsidiaries, subject to the terms and conditions set forth in the Offer to Purchase dated as of January 6, 2014 (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the cash tender offer is $57.50 net per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase and the related letter of transmittal that accompanies the Offer to Purchase. The offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, March 28, 2014, unless further extended in the manner set forth in the Offer to Purchase. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only. The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by MW with the U.S. Securities and Exchange Commission (“SEC”) on January 6, 2014. INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Men’s Wearhouse through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase, Letter of Transmittal and other offering documents may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885. Men’s Wearhouse, Inc. intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (the “Proxy Statement”). MEN’S WEARHOUSE STRONGLY ADVISES ALL INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Men’s Wearhouse, Douglas S. Ewert, David H. Edwab, Jon W. Kimmins, John D. Bowlin and Arthur E. Reiner. Certain of these persons hold direct or indirect interests as follows: Men’s Wearhouse is the record or beneficial owner of 100 shares of common stock of Jos. A. Bank and is seeking to enter into a business combination between it and Jos. A. Bank; and Messrs. Bowlin and Reiner each have an interest in being nominated and elected as a director of Jos. A. Bank. Other directors and executive officers of Men’s Wearhouse who may be participants in the solicitation of proxies have not been determined as of the date of this presentation. No additional compensation will be paid to such directors and executive officers for such services. Investors and security holders of Jos. A. Bank can obtain additional information regarding the direct and indirect interests of the nominees and other participants by reading the Proxy Statement when it becomes available. 3

Offer Summary Compelling Offer for Jos. A. Bank Shareholders Path Forward Agenda

Commitment to the Transaction 1 2 3 4 5 Tender Directly to Shareholders Raise Offer Price No Financing Condition Men’s Wearhouse is ready to immediately commence discussions to realize the clear value that a combination represents for shareholders of both companies Nominate Directors for JOSB Board

Offer Summary Consideration Valuation & Premium Financing All-cash offer of $57.50 per share for all Jos. A. Bank shares Implied Enterprise Value of approximately $1.3 billion (1) 9.4x Implied Enterprise Value to LTM Adjusted EBITDA (1), a significant premium to Jos. A. Bank’s proposal for Men’s Wearhouse 52% premium to Jos. A. Bank’s unaffected enterprise value (2) and 38% premium to Jos. A. Bank’s closing share price as of October 8, 2013, the day prior to Jos. A. Bank’s public proposal to acquire Men’s Wearhouse – As Jos. A. Bank’s $340 million cash balance (1) represents a significant portion of its equity value at approximately $12.15 per share, or 29% of the unaffected market capitalization (2), we believe a premium to enterprise value represents the most meaningful measure of the value being offered to Jos. A. Bank shareholders, paying a premium for the operating business and valuing Jos. A. Bank cash dollar for dollar Proposal not conditioned on financing Transaction will be financed through cash on hand and debt financing Men’s Wearhouse’s offer does not require any costly third-party equity investment Pro forma debt / LTM Adjusted EBITDA of ~2.9x (3) Source: Public filings. (1) Based on approximately 28 million shares outstanding, $340 million of cash, cash equivalents and short-term investments and last twelve months (“LTM”) Adjusted EBITDA of $135 million as of November 2, 2013 per Jos. A. Bank public filings. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. See Appendix for calculation and GAAP Reconciliation. (2) Unaffected values based on approximately 28 million shares outstanding and $333 million of cash, cash equivalents and short-term investments on balance sheet as of August 3, 2013 per Jos. A. Bank public filings. (3) Based on estimated pro forma debt and pro forma LTM Adjusted EBITDA as of November 2, 2013 excluding transaction costs and other nonrecurring and non-cash charges and including partial credit for estimated run-rate synergies. 6 Men’s Wearhouse’s all-cash offer of $57.50 per share is highly attractive, providing full and certain value to Jos. A. Bank’s shareholders

Offer Summary Compelling Offer for Jos. A. Bank Shareholders Path Forward Agenda

Compelling offer to Jos. A. Bank shareholders 8 100% cash - provides immediate and certain value for Jos. A. Bank shareholders Represents a 52% premium 9.4x (1) offer multiple in excess of Jos. A. Bank historical average trading multiple of 5.6x (2) and near upper end of recent precedent apparel retail transactions Delivers significant value to Jos. A. Bank shareholders in excess of likely standalone returns Offer value captures the upside potential of Jos. A. Bank’s brand and removes execution risk Source: Company filings, FactSet and CapitalIQ. (1) Based on $57.50 offer price, approximately 28 million shares outstanding, $340 million of cash, cash equivalents and short-term investments and LTM Adjusted EBITDA of $135 million as of November 2, 2013 per Jos. A. Bank public filings. See Appendix for calculation and GAAP Reconciliation. (2) Reflects 5-year average multiple from October 8, 2008 to October 8, 2013, the last trading day prior to public release of JOSB’s offer to acquire MW.

Compelling valuation multiple 38% 52% Unaffected Men's Wearhouse Jos. A. Bank (1) Offer(2) Share Price $41.66 $57.50 Share Count(3) 28.0 28.0 Implied Market Capitalization $1,166 $1,609 Less: Cash(4) (333) (340) Implied Enterprise Value $833 $1,269 LTM Adjusted EBITDA(5) $133 $135 Implied EV to LTM Adjusted EBITDA 6.3x 9.4x Source: SEC filings and Capital IQ. Note: Dollars and shares in millions, except per share values. (1) Based on Jos. A. Bank closing share price as of October 8, 2013, the day prior to Jos. A. Bank's public proposal to acquire Men's Wearhouse. Financial information as of August 3, 2013 per Jos. A. Bank public filings. (2) Financial information as of November 2, 2013 per Jos. A. Bank public filings. (3) Source: Jos. A. Bank Form 10-Q dated November 2, 2013. Basic share count as of November 27, 2013. (4) Jos. A. Bank cash includes cash, cash equivalents and short-term investments. (5) See Appendix for GAAP reconciliation. 9

Compelling valuation multiple relative to Jos. A. Bank's historical trading multiples

EV / LTM Adjusted EBITDA

MW's offer implies an EV / LTM Adjusted EBITDA multiple that is 23% higher than any multiple at which JOSB has traded over the past five years and 70% above its five-year average (1)



10.0x
8.0x
6.0x
4.0x
2.0x
Oct-08
Jun-09
Jan-10
Sep-10
May-11
Jan-12
Sep-12
May-13
Dec-13
October 8, 2013
Implied Offer Multiple (2): 9.4x
Unaffected Multiple (3): 6.3x
5-Year Unaffected Average (1): 5.6x

Source: Company filings, FactSet and Capital IQ.

(1) Reflects highest multiple and 5-year average multiples from October 8, 2008 to October 8, 2013, the last trading day prior to public release of JOSB's offer to acquire MW.

(2) Based on $57.50 offer price, approximately 28 million shares outstanding, $340 million of cash, cash equivalents and short-term investments and LTM Adjusted EBITDA of $135 million as of November 2, 2013 per Jos. A. Bank public filings. See Appendix for calculation and GAAP Reconciliation.

(3) Unaffected values based on unaffected share price of $41.66 as of October 8, 2013, the last trading day prior to public release of JOSB's offer to acquire MW, approximately 28 million shares outstanding and $333 million of cash, cash equivalents and short-term investments on balance sheet as of August 3, 2013 per Jos. A. Bank public filings. See Appendix for calculation and GAAP Reconciliation.

10

Source: Dealogic, company filings, press releases and equity research. (1) Based on $57.50 offer price, approximately 28 million shares outstanding, $340 million of cash, cash equivalents and short-term investments and LTM Adjusted EBITDA of $135 million as of November 2, 2013 per Jos. A. Bank public filings. See Appendix for calculation and GAAP Reconciliation. Valuation multiple near upper end of recent precedent apparel retail transactions Transaction value / LTM Adjusted EBITDA Median: 8.7x (1) 11

Compelling offer premium Source: Company filings, Bloomberg, FactSet and CapitalIQ. Note: Unaffected share price as of October 8, 2013, the last trading day prior to public release of JOSB’s offer to acquire MW. (1) Unaffected values based on unaffected share price of $41.66 as of October 8, 2013, the last trading day prior to public release of JOSB’s offer to acquire MW, approximately 28 million shares outstanding and $333 million of cash, cash equivalents and short-term investments on balance sheet as of August 3, 2013 per Jos. A. Bank public filings. (2) Reflects average of analyst price targets of $44.00 and $36.00. (3) Reflects analyst price target of $51.00. Offer premium (1) (2) (3) 12

Offer Summary Overview of Offer for Jos. A. Bank Path Forward Agenda

1. Men’s Wearhouse has commenced a cash tender offer to acquire all outstanding shares of Jos. A. Bank – Offer is not conditioned on any financing arrangements – Men’s Wearhouse has requested to enter into merger agreement negotiations and would request that Jos. A. Bank rescind its shareholder rights plan – The tender offer is scheduled to expire at 5:00 PM, New York City time on March 28, 2014, unless the offer is extended 2. Men’s Wearhouse has raised the offer price to $57.50 per share, all-cash 3. Men’s Wearhouse intends to seek the requisite regulatory approvals as soon as reasonably practicable – Commencement of the tender offer allows Men’s Wearhouse to accelerate timetable for approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 4. Men’s Wearhouse intends to propose two qualified, independent Board nominees to the Jos. A. Bank Board who would replace the incumbent Jos. A. Bank directors seeking re-election – Election of Men’s Wearhouse’s independent nominees will bring a fresh perspective – including an open mind – to the Jos. A. Bank Boardroom on whether Jos. A. Bank should engage with Men’s Wearhouse – In contrast, a vote for the incumbent Board members is a vote for the status quo, encouraging the Jos. A. Bank Board to continue to ignore value creating opportunities for shareholders 14 Men’s Wearhouse is committed to this combination

Qualified and independent Board nominees Men’s Wearhouse intends to propose qualified, independent Board nominees Board nominees have a broad set of skills and experience 15 John D. Bowlin Arthur E. Reiner Recognized leader in the consumer packaged goods industry President and Chief Executive Officer of Miller Brewing Company from 1999 – 2003 – Led the sale to South African Breweries in 2002 Prior to Miller Brewing, Mr. Bowlin held various senior executive positions with Philip Morris Companies, including: – President and Chief Executive Officer, Kraft Foods International, Inc. – President and Chief Operating Officer, Kraft Foods North America – President, Oscar Mayer Food Corporation – Executive Vice President, General Foods USA Over 40 years of experience in the retail industry Director of New York & Company since May 2003 Held various leadership positions in a 30-year career with the Macy’s organization, including: – Director of R.H. Macy & Co., Inc. – Chairman and Chief Executive Officer, Macy’s Northeast – Chairman and Chief Executive Officer, Macy’s East, then the largest department store division in the nation Former Chairman and Chief Executive Officer of Finlay Enterprises

Appendix

Jos. A. Bank Capitalization Summary Source: SEC filings and Capital IQ. Note: Dollars and shares in millions, except per share values. (1) Based on Jos. A. Bank closing share price as of October 8, 2013, the day prior to Jos. A. Bank's public proposal to acquire Men's Wearhouse. Financial information as of August 3, 2013 per Jos. A. Bank public filings. (2) Financial information as of November 2, 2013 per Jos. A. Bank public filings. (3) Source: Jos. A. Bank Form 10-Q dated November 2, 2013. Basic share count as of November 27, 2013. (4) Jos. A. Bank cash includes cash, cash equivalents and short-term investments. (5) See Appendix for GAAP reconciliation. Men's Wearhouse Unaffected (1) Offer(2) Per Share Value $41.66 $57.50 Jos. A. Bank Share Count(3) 28.0 28.0 Implied Jos. A. Bank Market Capitalization $1,166 $1,609 Less: Jos. A. Bank Cash(4) (333) (340) Implied Jos. A. Bank Enterprise Value $833 $1,269 Jos. A. Bank LTM Adjusted EBITDA(5) $133 $135 Implied Enterprise Value to LTM Adjusted EBITDA 6.3x 9.4x Cash per Jos. A. Bank Share $11.90 $12.15 Cash as a Percent of Market Capitalization 29% 21% 17

Men's Wearhouse GAAP Reconciliation: Net Sales and Adjusted EBITDA Source: SEC filings and Capital IQ. Note: Dollars in millions. Totals may not foot due to rounding. (1) Acquisition, acquisition related integration and other one-time costs. Fiscal Year 9 Months Ended LTM 2011 2012 10/27/2012 11/2/2013 11/2/2013 Total Net Sales $2,382.7 $2,488.3 $1,879.9 $1,912.7 $2,521.1 Net Earnings Attributable to Common Shareholders $120.6 $131.7 $135.1 $114.2 $110.8 Net Earnings (Loss) Attributable to Non-controlling Interest (0.1) 0.3 0.1 0.2 0.4 Provision for Income Taxes 63.9 65.6 69.0 63.2 59.8 Interest Income (0.4) (0.6) (0.4) (0.3) (0.5) Interest Expense 1.4 1.5 1.2 2.1 2.4 Depreciation and Amortization 76.0 85.0 61.8 65.7 88.9 Unadjusted EBITDA $261.4 $283.5 $266.8 $245.0 $261.7 Goodwill Impairment 0.0 0.0 0.0 9.5 9.5 One-Time Costs (1) 3.8 0.0 0.0 10.4 10.4 Asset Impairment Charges 2.0 0.5 0.3 0.2 0.4 Adjusted EBITDA $267.2 $284.0 $267.2 $265.1 $282.0 18

Jos. A. Bank GAAP Reconciliation: Net Sales and Adjusted EBITDA Source: SEC filings and Capital IQ. Note: Dollars in millions. Totals may not foot due to rounding. Fiscal Year 6 Months Ended 9 Months Ended LTM LTM 2011 2012 7/28/2012 8/3/2013 10/27/2012 11/2/2013 8/3/2013 11/2/2013 $979.9 $1,049.3 $461.7 $428.6 $694.5 $676.1 $1,016.2 $1,030.8 Total Net Sales Net Income $97.5 $79.7 $38.0 $22.3 $51.3 $36.0 $64.0 $64.4 Provision for Income Taxes 62.0 49.1 23.7 14.0 31.7 22.0 39.5 39.5 Interest Expense 0.3 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Interest Income (0.3) (0.4) (0.2) (0.3) (0.3) (0.3) (0.5) (0.5) Depreciation and Amortization 26.1 28.5 13.7 14.7 20.9 22.1 29.4 29.7 Unadjusted EBITDA $185.5 $156.9 $75.3 $50.7 $103.6 $79.8 $132.4 $133.1 Asset Impairment 0.3 0.8 0.0 0.0 0.0 0.0 0.8 0.8 Legal and Other Professional Services 0.0 0.0 0.0 0.0 0.0 1.2 0.0 1.2 Adjusted EBITDA $185.8 $157.7 $75.3 $50.7 $103.6 $81.0 $133.2 $135.1 19